Exhibit 5

                                             December 8, 1999
OGE Energy Corp.
321 North Harvey
Oklahoma City, Oklahoma  73102

     RE: 4,000,000 DEFERRED COMPENSATION OBLIGATIONS ISSUED PURSUANT TO OGE ENERGY CORP. DEFERRED COMPENSATION PLAN

Ladies and Gentlemen:

     We have acted as counsel for OGE Energy Corp. (the "Company") in connection with the proposed issuance of the Deferred Compensation Obligations referred to above (the "Obligations") pursuant to the OGE Energy Corp. Deferred Compensation Plan. The Obligations are the subject of the Company's Registration Statement on Form S-8 under the Securities Act of 1933, as amended, to which this opinion, with our consent, is attached as an exhibit.

     As to certain questions of fact, we have relied upon statements and certificates of certain officers of the Company and other professionals retained by the company. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity to the originals of all documents submitted to us as copies. We have all records, instruments and documents which we have deemed necessary for the purpose of this opinion.

     Based upon the foregoing and upon our general familiarity with the properties and affairs of the Company, we are the opinion that:

     1. The Company is a validly organized and legally existing corporation under the law of the State of Oklahoma.

     2. Upon completion of the actions being taken or contemplated to be taken in administering the Plan, the Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, garnishment or other creditors' rights.

                                             Respectfully,

                                             RAINEY, ROSS, RICE & BINNS

                                             By: /s/ Hugh D. Rice
                                                -----------------------
                                                     Hugh D. Rice